                                                                  EXHIBIT 12(A)

                          BANK OF BOSTON CORPORATION

        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                       (EXCLUDING INTEREST ON DEPOSITS)

  The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the nine months ended September 30, 1995 and 1994 and for the five years ended December 31, 1994 were as follows:

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,   YEARS ENDED DECEMBER 31,
                                 ------------- -------------------------------
                                  1995   1994   1994  1993  1992  1991   1990
                                 ------ ------ ------ ----  ----  -----  -----
                                           (DOLLARS IN MILLIONS)
Net income (loss)..............  $  399 $  315 $  435 $299  $279  $(113) $(468)
Extraordinary items, net of
 tax...........................              7      7        (73)    (8)   (44)
Cumulative effect of changes in
 accounting principles, net of
 tax...........................                        (24)
Income tax expense (benefit)...     335    254    349  215   153    (58)     3
                                 ------ ------ ------ ----  ----  -----  -----
 Pretax earnings (loss)........  $  734 $  576 $  791 $490  $359  $(179) $(509)
                                 ------ ------ ------ ----  ----  -----  -----
Fixed charges:
 Portion of rental expense (net
  of sublease rental income)
  which approximates the
  interest factor..............      21     20     27   27    28     30     39
Interest on borrowed funds.....     772    693    998  378   345    362    592
                                 ------ ------ ------ ----  ----  -----  -----
 Total fixed charges...........     793    713  1,025  405   373    392    631
                                 ====== ====== ====== ====  ====  =====  =====
Earnings (for ratio
 calculation)..................  $1,527 $1,289 $1,816 $895  $732  $ 213  $ 122
                                 ====== ====== ====== ====  ====  =====  =====
Total fixed charges............  $  793 $  713 $1,025 $405  $373  $ 392  $ 631
                                 ====== ====== ====== ====  ====  =====  =====
Ratio of earnings to fixed
 charges.......................    1.93   1.81   1.77 2.21  1.96    .54    .19
                                 ====== ====== ====== ====  ====  =====  =====

  For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the years ended December 31, 1991 and 1990, earnings were insufficient to cover fixed charges. Additional earnings necessary for the years ended December 31, 1991 and 1990 to bring the ratios of earnings to fixed charges to one-to-one basis are $179 million and $509 million, respectively.